Exhibit 99.1

Pacific Coast National Bancorp Reports Certain Financial Results for 2006

For Immediate Release:

Contact: Michael S. Hahn
President, Chief Operating Officer
(949) 361-4300

San Clemente, CA - April 5, 2007 - Pacific Coast National Bancorp (OTCBB:PCST) (the “Company”) today announced certain financial results for year-end December 31, 2006. Total assets increased 80%, to $56.2 million at December 31, 2006 from $31.2 million at December 31, 2005. During the same time period, loans increased 237% to $34.4 million at December 31, 2006, from $10.2 million at December 31, 2005, with commercial loans increasing 296% and real estate secured loans up 169%. “Loan demand from local borrowers for commercial real estate and Small Business Administration (SBA) loans remains strong throughout San Diego and Orange Counties. We are pleased to serve the niche market of businesses with annual sales of $1 to $30 million. We can customize the product and the pricing to fit their needs”, stated Michael Hahn, President and Chief Operation Officer.

Deposits increased 223%, to $39.9 million at December 31, 2006 from $12.4 million at December 31, 2005. Deposit growth was focused on transaction accounts, with non-interest bearing demand deposit accounts increasing 183%, to $ 12.1 million at December 31, 2006 from $ 4.3 million at December 31, 2005 and money market accounts increasing by 480% during the same time period. “We are extremely pleased with the way the local business community has embraced the Bank. We believe these deposits are relationship oriented, not rate-driven. Unlike some new banks, we have chosen not to compete in the high-rate time deposit arena in order to fund our strong loan growth” added Hahn.

The Bank reported a year to date loss of $4.2 million, inclusive of the $1.5 million of additional pre-tax expense relating to the implementation of FAS 123R during 2006, which requires companies to record compensation expense related to stock options. “I am pleased to see that our net interest margin grew by 192% from December 31 2005 to December 31, 2006, before the allowance for loan losses. This compares quite favorably to the much lower increase in non-operating expenses of 67% including the stock option expense. With our first full year of operation behind us, we’re proud of the solid foundation we’ve built and are committed to a successful future of steady growth for the bank.” said Hahn. “Our commitment for the future is to continue to make an excellent customer experience the key part of our business plan and provide our shareholders with a sound return on their investment.

Based upon a significant increase in loans, the allowance for loan loss increased from $87 thousand at December 31, 2005 to $43.2 thousand at December 31, 2006 This is a 395% increase which set the allowance for loan loss as a percent of loans from 0.85% a year earlier to 1.24% at December 31, 2006.

With a total risk based capital ratio of 50.20%, shareholder equity decreased from $18.7 million at December 31, 2005 to $16.0 million at December 31, 2006. “We anticipated the decrease in shareholder equity as a normal course of operation for the initial years of operation” said Hahn. One of the many successes during 2006 occurred in October when the Bank was named a Small Business Administration (SBA) Preferred Lender (PLP). “The benefit to turning to a Preferred Lender can translate into saving time on the approval process and waiting period by providing quick turnaround on lending decisions”, said Hahn. Hahn added, “The size of our Bank enables us to provide more personal service to our business customers combined with offering additional flexibility in processing the loan request. We’re proud to have helped many individuals fulfill their dream of owning their own business or commercial building by obtaining a 7(a) or 504 SBA loan”.

Mr. Hahn concluded his remarks by applauding the staff, directors, and other supporters of the Bank, stating” This is exactly what we set out to do. We are serving the communities where our banking offices are located. We do take the small business owners’ banking personally, and we focus on providing some of the best customer service available in banking today. I encourage you to bank with us and be a part of our future.”

The Company filed its annual report on Form 10-KSB with the Securities and Exchange Commission (“SEC”) on March 30, 2007 (the “Annual Report”). For more information relating to the Company and its financial condition and results of operations, readers are urged to review the Annual Report, which may be viewed by readers free of charge on the EDGAR portion of the SEC’s website at www.sec.gov.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include information concerning our future results, interest rates, loan and deposit growth, operations, new branch openings and business strategy. These statements often included words such as “may,” “will,” “believe,” “expect,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements. These factors include but are not limited to: the timing of regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches, the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, general economic conditions, competition, and the risks and uncertainties discussed elsewhere in the Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the Securities and Exchange Commission on March 30, 2007; and the uncertainties set forth from time to time in the Company’s periodic reports, filings and other public statements.

You should keep in mind that any forward-looking statements made speak only as of the date on which they were made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. The Company has no duty to, and does not intend to, update or revise any forward-looking statements after the date on which they are made. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this release may not reflect actual results.